Exhibit 99.2

True Nature Holding Announces New Board Member and CEO

GlobeNewswire•October 7, 2019

Lawrence M. Diamond Joins True Nature Holding, Inc. in Board, CEO Roles, Brings Career Telehealth, Healthcare and Technology Focus

ATLANTA, GA, Oct. 07, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE – True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") announces the appointment of Mr. Lawrence Diamond to its Board of Directors, and as CEO to its senior management team. He joins Mr. Ronald Riewold and Ms. Julie R. Smith, both senior executives in healthcare, technology and telehealth, as members of the Board of Directors.

Mr. Riewold, Chairman of the Board of Directors, said, “Larry has a career in both healthcare and technology, with extensive experience with publicly held companies. He has demonstrated success in both organic revenue growth and by acquisition, domestically and in the international markets. He understands both finance and marketing, a unique combination of skills that can help us provide real value to our shareholders. I believe he will be able to make an immediate impact on the Company’s size and growth potential.“

Mr. Diamond, age 56, commented on the opportunity, “Since humans first walked on earth we have sought good health. Unlike our other physiological needs, health is the one for which we appear to have an insatiable appetite. Europe and the US spend about $5 trillion on health care. There are structural issues in each that both block access and drive-up demand. Throughout time, advances in technology have solved for both the barriers and the drivers. This is the opportunity. My career has focused on applying these advances of technology to improve healthcare quality, convenience, and cost.  Whether the advances are medicine and medical devices, crunching the data to optimize outcomes, improving the availability of care, or using analytics to predict who will become sick, at the core of these advances is technology. True Nature Holding, Inc.'s mission, vision, and leaders uniquely position the company to profitably bring these technologies to market.”

Mr. Diamond was most recently CEO of Intelligere Inc., a supplier of interpretation and translation for 73 languages to health care providers. Prior to that role he was COO of PointRight, Inc., a leading healthcare analytics firm specializing in long-term and post-acute care using predictive analytics for skilled nursing, home health, Medicare & Medicaid payers, hospitals, and ACOs. While VP of Insignia Health he grew their business internationally and domestically providing population health engagement via their validated program (Patient Activation Measure, PAM) and SaaS-based population health-coaching. He led strategic planning and sales at American Telecare, an innovator of telemedicine enabled clinical services and medical devices that improve cost and quality. He was VP at Ubiquio Corporation, Inc., an innovator in mobile technology and services which was acquired by Mobile Planet, after an eight year stint at UnitedHealth Group, where he was Vice President driving their Medicare Advantage, pharmacy products, health plan operations, and M&A. He began his career at Merrill Lynch in private client banking.  He earned his M.B.A. at the University of Minnesota, and his B.S., Business Administration, at the University of Richmond.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcomes for individuals, their families, and their pets. We believe we can reduce the cost of healthcare while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:
www.truenatureholding.com
1-844-383-8689